================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         TelCom Semiconductor, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                 [TELCOM LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TelCom Semiconductor, Inc., a Delaware corporation (the "Company"), will be held on Thursday, April 16, 1998, at 2:00 p.m., local time, at the Company's offices located at 1300 Terra Bella Avenue, Mountain View, California, for the following purposes:

1. To elect five (5) directors to serve for the ensuing year and until their successors are duly elected and qualified.

2. To amend the Company's 1994 Stock Option Plan to increase the number of shares available for issuance thereunder by 1,000,000 shares to an aggregate of 4,300,000 shares.

3. To amend the Company's Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder by 500,000 shares to an aggregate of 900,000 shares.

4. To ratify the appointment of Price Waterhouse LLP as independent accountants for the Company for the 1998 fiscal year.

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on February 25, 1998 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                    FOR THE BOARD OF DIRECTORS


                                    R. Michael O'Malley
                                    Secretary

Mountain View, California
March 11, 1998

--------------------------------------------------------------------------------
IMPORTANT: Whether or not you plan to attend the meeting, you are requested to complete and promptly return the enclosed proxy in the envelope provided.
--------------------------------------------------------------------------------

                          TELCOM SEMICONDUCTOR, INC.
                            1300 TERRA BELLA AVENUE
                           MOUNTAIN VIEW, CALIFORNIA

                           PROXY STATEMENT FOR 1998

                        ANNUAL MEETING OF STOCKHOLDERS

     The enclosed Proxy is solicited on behalf of the Board of Directors of TelCom Semiconductor, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, April 16, 1998 at 2:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's offices located at 1300 Terra Bella Avenue, Mountain View, California.

     The proxy solicitation materials were mailed on or about March 13, 1998 to all stockholders of record on February 25, 1998.

                INFORMATION CONCERNING SOLICITATION AND VOTING

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Secretary of the Company at the above address of the Company, written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

RECORD DATE AND VOTING SECURITIES

     Stockholders of record at the close of business on February 25, 1998 (the "Record Date") are entitled to notice of the meeting and to vote at the meeting. At the record date, 16,474,512 shares of the Company's Common Stock, $0.001 par value per share, were issued and outstanding.

VOTING AND SOLICITATION

     Proxies properly executed, duly returned to the Company and not revoked, will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted as the management of the Company may propose. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

     Each stockholder is entitled to one (1) vote for each share of Common Stock on all matters presented at the meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. Abstentions will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not effect the outcome of the voting on a proposal.

     The cost of soliciting proxies will be borne by the Company. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals by stockholders of the Company which such stockholders intend to present at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than November 13, 1998 so that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.


                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

     A board of five (5) directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five (5) nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until a successor has been elected and qualified.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The five (5) candidates receiving the highest number of "FOR" votes shall be elected to the Company's Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW:

        Name           Age                        Principal Occupation
---------------------  ---        ------------------------------------------------------
Phillip M. Drayer....   52        Chief Executive Officer, President and Director of the
                                  Company
T. Peter Thomas......   51        General Partner, Institutional Venture Partners
Donald E. Fowler.....   59        President and Chief Executive Officer, eT Communications
Frank Gill...........   54              Executive Vice President, Intel Corporation
R. Michael O'Malley..   51        Chief Operating Officer, Chief Financial Officer
                                        and Director of the Company

     Except as set forth below, each nominee has been engaged in his principal occupation described above during the past five (5) years. There is no family relationship among any directors or executive officers of the Company.

     Phillip M. Drayer has been Chief Executive Officer, President and a director of the Company since the Company commenced operations in December 1993. From 1990 through 1993, Mr. Drayer was President and Chief Executive Officer of the Teledyne Components division of Teledyne, Inc. From 1980 to 1990, he was

President and Chief Executive Officer of EPI Technologies, a semiconductor testing company, and from 1976 and 1979, he was Manufacturing Manager at Mostek, a semiconductor manufacturer. Mr. Drayer earned his B.S.E.E. degree from Lamar University and his J.D. degree from South Texas College of Law. Mr. Drayer is a member of the Texas bar.

     T. Peter Thomas has served as a director of the Company since June 1994. Mr. Thomas is a general partner of Institutional Venture Management III, IV, V, VI and VII, the General Partners of Institutional Venture Partners III, IV, V, VI and VII, respectively, all of which are venture capital funds. Mr. Thomas has been a general partner with Institutional Venture Partners since 1985. He received his B.S.E.E. degree from Utah State University and his M.S. in Computer Science from the University of Santa Clara. Mr. Thomas is also a director of Atmel and Adaptive Solutions.

     Donald E. Fowler has served as a director of the Company since January 1998. Since 1996, Mr. Fowler has been President and Chief Executive Officer of eT Communications, an early stage company which supplies home-based transaction processing systems to enable delivery of multiple information services to homes and small businesses. From 1986 to 1996, he was a Senior Vice President and Executive Committee Member of Tandem Computer Corporation, a computer company. Prior to 1986, Mr. Fowler held executive positions at Bechtel Corporation and IBM. He earned his B.S. degree and M.B.A. degree from the University of Washington. He is also a director of eT Communications and ECCS Corporation. Mr. Fowler also serves as Chairman of the President's Cabinet at Cal Poly University in San Luis Obispo, California.

     Frank Gill has served as a director of the Company since January 1998. Since 1989, Mr. Gill has been an Executive Vice President of Intel Corp., a
semiconductor company.   Since 1997, he has been in charge of the Small Business
and Networking Group. From 1995 to 1997, he was in charge of the Internet and Communications Group. From 1990 to 1995, Mr. Gill was in charge of the Intel Products Group. From 1987 to 1990, he headed Intel's North American Sales Force. From 1986 to 1975, Mr. Gill held various managerial positions in the sales department of Intel. He earned his B.S.E.E. degree from the University of California at Davis.

     R. Michael O'Malley has been a director of the Company since March 1998, Chief Operating Officer of the Company since January 1997 and Vice President, Finance and Administration and Chief Financial Officer of the Company since December 1993. From 1991 to 1993, he was Vice President, Finance and Operations for Concurrent Logic, a semiconductor manufacturer, and from 1989 to 1990, he was Executive Vice President and Chief Financial Officer for Dest Corporation, a computer peripherals company. He was also Vice President, Finance and Chief Financial Officer at Domain Technology, a manufacturer of media for disk drives, from 1987 to 1989, and Vice President, Finance and Chief Financial Officer at Linear Technology Corporation, a semiconductor manufacturer, from 1982 to 1987. Mr. O'Malley earned his B.S. degree from the University of Virginia and his M.B.A. degree from Stanford University.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held seven (7) meetings during fiscal 1997.

     The Audit Committee, which consisted of Messrs. Irwin Federman, Robert Loarie and Peter Thomas during fiscal 1997, held two (2) meetings during the fiscal year. The Audit Committee currently consists of Messrs. Fowler, Gill and Thomas. The Audit Committee reviews the financial statements and the internal financial reporting system and controls of the Company with the Company's management and independent accountants, recommends resolutions for any dispute between the Company's management and its auditors, and reviews other matters relating to the relationship of the Company with its independent accountants.

     The Compensation Committee, which consisted of Messrs. Federman, Loarie and Thomas during fiscal 1997, held five (5) meetings during the fiscal year. The Compensation Committee currently consists of Messrs. Fowler, Gill and Thomas. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policies and administers the Company's stock option plan and employee stock purchase plan.

     The Board of Directors currently has no nominating committee or committee performing a similar function.

     Each director attended all of (i) the meetings of the Board of Directors held during fiscal 1997 and (ii) the meetings held by all committees of the Board of Directors during fiscal 1997 on which such director served.

COMPENSATION OF DIRECTORS

     Through fiscal 1997, directors received no cash remuneration for serving on the Board of Directors. Beginning in fiscal 1998, each non-employee director will receive $500 for each Board meeting attended. Non-employee directors also participate in the Company's 1996 Director Stock Option Plan (the "Director Plan"). Under the Director Plan, each non-employee director who joins the Board will automatically be granted a non- statutory option to purchase 12,000 shares of Common Stock on the date upon which such person first becomes a director. In addition, each non-employee director will automatically receive a non-statutory option to purchase 3,000 shares of Common Stock upon such director's annual re-election to the Board, provided the director has been a member of the Board for at least six (6) months upon the date of re-election. The exercise price of each option granted under the Director Plan must be equal to the fair market value of the Common Stock on the date of grant. The 12,000 share grant vests at the rate of twenty five percent (25%) of the option shares upon the first anniversary of the date of grant and as to twenty-five percent (25%) of the shares each year thereafter and the 3,000 share grant vests monthly over a twelve (12) month period. Options granted under the Director Plan have a term of ten (10) years unless terminated sooner, whether upon termination of the optionee's status as a director or otherwise pursuant to the Director Plan. In fiscal 1997, Messrs. Federman, Loarie and Thomas were each granted an option to purchase 3,000 shares of Common Stock under the Director Plan at an exercise price of $4.25 per share. In addition, upon their initial election to the Board in January 1998, Messrs. Gill and Fowler were each granted an option to purchase 12,000 shares of Common Stock under the Director Plan at an exercise price of $8.625 per share.

                                  PROPOSAL TWO

                APPROVAL OF AMENDMENT TO 1994 STOCK OPTION PLAN

     The Company's Board of Directors and stockholders have previously adopted and approved the Company's 1994 Stock Option Plan (the "Option Plan"). A total of 3,300,000 shares of Common Stock are presently reserved for issuance under the Option Plan. In January 1998, the Board of Directors approved an amendment to the Option Plan, subject to stockholder approval, to increase the shares reserved for issuance thereunder by 1,000,000 shares, bringing the total number of shares issuable under the Option Plan to 4,300,000.

     As of February 25, 1998, 187,468 shares were available for future issuance under the Option Plan.

     At the Annual Meeting, the stockholders are being requested to consider and approve the proposed amendment to the Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,000,000 shares, bringing the total number of shares issuable under the Option Plan to

4,300,000. The Board believes that the amendment will enable the Company to continue its policy of widespread employee stock ownership as a means to motivate high levels of performance and to recognize key employee accomplishments.

     Options granted under the Option Plan are intended to meet the requirements of being performance-based within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Option Plan provides that no employee shall be granted, in any fiscal year of the Company, options to purchase more than 250,000 shares of Common Stock.

     For a description of the principal features of the Option Plan, see "Appendix A--Description of 1994 Stock Option Plan."

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The approval of the amendment to the Option Plan requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE AMENDMENT OF THE OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

                                 PROPOSAL THREE

             APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

     The Company's Board of Directors and stockholders have previously adopted and approved the Company's Employee Stock Purchase Plan (the "Purchase Plan").
A total of 400,000 shares of Common Stock are presently reserved for issuance under the Purchase Plan. In January 1998, the Board of Directors approved an amendment to the Purchase Plan, subject to stockholder approval, to increase the shares reserved for issuance thereunder by 500,000 shares, bringing the total number of shares issuable under the Purchase Plan to 900,000.

     At the Annual Meeting, the stockholders are being requested to consider and approve the proposed amendment to the Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares, bringing the total number of shares issuable under the Purchase Plan to 900,000. Employee participation in the Purchase Plan has been broad-based. Approximately 35% of the Company's eligible employees are currently participating in the Purchase Plan. The Board believes that the amendment will enable the Company to continue its policy of widespread employee stock ownership as a means to motivate high levels of performance.

     For a description of the principal features of the Purchase Plan, see "Appendix B - Description of Employee Stock Purchase Plan."

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The approval of the amendment to the Purchase Plan requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE AMENDMENT OF THE PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

                                 PROPOSAL FOUR

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Price Waterhouse LLP, independent accountants, to audit the financial statements of the Company for the 1998 fiscal year. This nomination is being presented to the stockholders for ratification at the meeting. Price Waterhouse LLP has audited the Company's financial statements since the Company's inception. A representative of Price Waterhouse LLP is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the Board's selection. If the stockholders reject the nomination, the Board will reconsider its selection.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE 1998 FISCAL YEAR.

                             ADDITIONAL INFORMATION

PRINCIPAL SHARE OWNERSHIP

     As of February 25, 1998, the following persons were known by the Company to be the beneficial owners of more than 5% of the Company's Common Stock:

              Name                         Number        Percent
---------------------------------------   ---------      -------
Institutional Venture Partners..........  3,026,684         18.4%
T. Peter Thomas
   3000 Sand Hill Road
   Building 2, Suite 290
   Menlo Park, CA 94025(1)
Phillip M. Drayer.......................  1,153,750          7.0
TelCom Semiconductor, Inc.
   1300 Terra Bella Avenue
   Mountain View, CA 94035

----------------------
(1) Includes 2,931,037 shares held by Institutional Venture Partners VI ("IVP"), 60,377 shares held by Institutional Venture Management VI ("IVM") and 27,420 shares held by Institutional Venture Partners Founders Fund I ("IVPF"). IVM is the general partner of IVP and IVPF. Mr. Thomas is a general partner of IVM. Mr. Thomas disclaims beneficial ownership of all such shares, except as to the pecuniary interest therein arising from his interest in such funds. Also includes 5,750 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of February 25, 1998 held by Mr. Thomas.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of February 25, 1998 (i) by each director of the Company, (ii) by the Company's Chief Executive Officer, the four (4) other most highly compensated executive officers of the Company for fiscal year 1997 and one (1) former executive officer of the Company (such officers are collectively referred to as the "Named Executive Officers"), and (iii) by all current directors and executive officers as a group:

                                                   Number of  Percent of
                      Name                           Shares      Total
------------------------------------------------   ---------  ----------
Phillip M. Drayer................................  1,153,750         7.0%
Gary P. Pinelli..................................    557,850         3.4
R. Michael O'Malley(l)...........................    270,400         1.6
Edward D. Mitchell(2)............................     85,667  *
Kenneth J. Rose(3)...............................     51,603  *
Donald R. Herman(4)..............................      8,847  *
T. Peter Thomas(5)...............................  3,026,684        18.4
Donald E. Fowler.................................         --          --
Frank Gill.......................................         --          --
All executive officers and directors as a group
   (9 persons) (6)...............................  5,160,201        30.9

----------------------
   *   Less than 1%

(1) Includes 106,978 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of February 25, 1998.

(2) Includes 53,667 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of February 25, 1998.

(3) Includes 36,887 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of February 25, 1998.

(4) Includes 7,292 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of February 25, 1998.

(5) Includes 5,750 shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of February 25, 1998. Also includes 3,018,834 shares held by funds affiliated with Institutional Venture Partners and 2,100 shares held by Mr. Thomas' wife. Mr. Thomas disclaims beneficial ownership of all shares held by such funds, except as to the pecuniary interest therein arising from his interest in such funds. See "Principal Share Ownership."

(6) Includes 210,574 shares issuable upon exercise of options to purchase Common Stock which are exercisable within 60 days of February 25, 1998. Also includes 3,018,834 shares held by funds affiliated with Institutional Venture Partners. See note (5) above.

                       COMPENSATION OF EXECUTIVE OFFICERS

   The following table sets forth information concerning compensation paid to the Named Executive Officers during the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                                      Long-Term
                                                                                                    Compensation
                                                                                                       Awards
                                                                                                    ------------
                                                                         Annual Compensation (1)      Securities
                                                          Fiscal        -------------------------     Underlying
Name and Principal Position                                Year           Salary           Bonus       Options
------------------------------------------------------    ------        --------          -------   ------------
Phillip M. Drayer.....................................      1997         $210,970               --            --
   Chief Executive Officer and President                    1996          185,799               --            --
                                                            1995          175,854               --            --
Gary P. Pinelli (2)...................................      1997          138,910          $15,637            --
   Former Vice President, Sales and Tactical Marketing      1996          138,566               --            --
                                                            1995          129,050               --            --
R. Michael O'Malley...................................      1997          143,086               --        10,000
   Vice President, Chief Operating Officer and Chief        1996          123,261               --       100,000
   Financial Officer                                        1995          114,917               --        75,000
Edward D. Mitchell....................................      1997          139,629               --        67,500
   Vice President, Engineering and Chief Technical          1996          111,259               --        40,000
   Officer                                                  1995          105,267               --        25,000
Kenneth J. Rose.......................................      1997          114,094               --        22,400
   Chief Accounting Officer and Corporate Controller        1996          102,911               --        20,000
                                                            1995           97,402               --        15,000
Donald R. Herman (3)..................................      1997           99,524               --        42,000
   Vice President, Human Resources

(1) Excludes perquisites and other personal benefits which for each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such officer during any fiscal year.

(2) Mr. Pinelli left the Company in January 1998.

(3)  Mr. Herman joined the Company in February 1997.

OPTION INFORMATION

     The following tables set forth information regarding stock options granted to the Named Executive Officers during fiscal 1997, as well as options held by such officers as of December 31, 1997, the last day of the Company's 1997 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               Potential
                                                                                           Realizable Values
                                                                                          Assumed Annual Rates
                                                                                             of Stock Price
                                                                                         Appreciation (Through
                                               Individual Grants(1)                      Expiration Date) (2)
                             ---------------------------------------------------------  -------------------------
                             Options    % of Total       Exercise
Name                         Granted   Option Grants   Price ($/Sh)    Expiration Date  5% Per Year  10% Per Year
--------------------------   -------   -------------   ------------    ---------------  -----------  -----------
Phillip M. Drayer..........     --          --              --              --             --            --
Gary P. Pinelli............     --          --              --              --             --            --
R. Michael O'Malley........    10,000           1.0%          $7.875         12/31/07     $ 49,525      $125,507
Edward D. Mitchell.........    50,000           5.0            5.000         01/28/07      157,224       398,436
                               10,000           1.0            8.375         07/16/07       52,670       133,476
                                7,500           0.8            7.875         12/31/07       37,144        94,130
Kenneth J. Rose............    10,000           1.0            5.000         01/28/07       31,445        79,687
                                8,000           0.8            8.375         07/16/07       42,136       106,781
                                4,400           0.4            7.875         12/31/07       21,791        55,223
Donald R. Herman...........    25,000           2.5            4.375         04/16/07       68,785       174,316
                               15,000           1.5            4.313         04/30/07       40,686       103,107
                                2,000           0.2            7.875         12/31/07        9,905        25,101

-----------------
(1) Each of these options was granted pursuant to the Option Plan and is subject to the terms of such plan. These options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors of the Company on the date of grant and, as long as the optionee maintains continuous employment with the Company, vest over a four year period at a rate of one-fourth of the shares on the first anniversary of the date of grant and 1/36th of the remaining shares per month thereafter.

(2) Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if they were exercised at the end of the option term. The assumed 5% and 10% rates of stock appreciation are based on appreciation from the exercise price per share. These rates are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall stock market conditions and the option holders' continued employment through the vesting period.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES


                                                             Number of                    Number of
                                                        Unexercised Options          Unexercised Options
                           Shares                       at  Fiscal Year End          at  Fiscal Year End(1)
                         Acquired on       Value        --------------------       -----------------------
Name                      Exercise        Realized      Vested      Unvested       Vested         Unvested
----------------------  ------------     ---------      ------      --------       ------         ---------
Phillip M. Drayer.......       --              --           --             --             --           --
Gary P. Pinelli.........       --              --           --             --             --           --
R. Michael O'Malley.....    40,100       $335,525       86,982         82,918       $684,983      $652,979
Edward D. Mitchell......        --             --       39,790        102,710        313,346       808,841
Kenneth J. Rose.........     5,000         63,750       31,208         40,255        245,763       317,008
Donald R. Herman........        --             --       __             42,000       __             330,750

----------------
(1) Represents the difference between the exercise price of the options and the closing price of the Company's Common Stock on December 31, 1997 of $7.875 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors during fiscal 1997 consisted of Messrs. Federman, Loarie and Thomas, none of whom was an officer or employee of the Company. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. In November 1995, the Company entered into certain agreements with IC WORKS, Inc., a privately-held company located in San Jose, California. Pursuant to such agreements, the Company purchased $3.0 million of preferred stock of IC WORKS and provided $10.0 million in capital equipment. In return for this investment, the Company received a guarantee of submicron wafer capacity for a period of five years, projected to start in late 1997. In the fourth quarter of 1997, the Company sold the $10.4 million of equipment at IC WORKS for $5.2 million and invested an additional $1.5 million in preferred stock of IC WORKS. This agreement terminates the Company's operating agreement with IC WORKS and its wafer production arrangement was amended to allow the Company to purchase wafers for a period of time prior to finding an alternative supplier, up to April 1998. During fiscal 1997, Irwin Federman and Peter Thomas were directors of the Company and of IC WORKS. In addition, venture capital funds affiliated with Messrs. Federman and Thomas were principal shareholders of IC WORKS. See "Certain Transactions."

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     During fiscal 1997, the Compensation Committee (the "Committee") was comprised of Irwin Federman, Robert Loarie and Peter Thomas, all of whom were non-employee directors. The Committee sets, reviews and administers the Company's executive compensation program. The role of the Committee is to establish and recommend salaries and other compensation paid to executive officers of the Company and to administer the Company's stock option plan and employee stock purchase plan. The Company's Board of Directors reviews and approves all stock option grants to employees and all executive officer base salaries and any cash bonus payments to the executive officers.

     The Company's executive pay programs are designed to attract and retain executives who will contribute to the Company's long-term success, to mesh executive and stockholder interests through stock option based plans and to provide a compensation package that recognizes individual contributions and Company performance.

     At this time in the Company's growth, the Committee has determined that the most effective means of compensation are base salaries, cash bonuses, profit sharing and long-term incentives through the Company's stock option program.

     Base Salary. The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in high growth, technology-based companies of reasonably similar size. The Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in the market conditions and individual performance and responsibility. During fiscal 1997, salaries for executive officers were increased by 0% to 19%. The Chief Executive Officer's annual salary was increased from $185,000 in fiscal 1996 to $220,000 in fiscal 1997.

     Stock Options. Under the Company's Option Plan, stock options may be granted to executive officers and other employees of the Company. Upon joining the Company, an individual's initial option grant is based on the individual's responsibilities and position. The size of any annual stock option awards is based primarily on an individual's performance and responsibilities. The Committee believes stock option grants are an effective method of ensuring that the executive is taking a longer term view of the Company's performance and that the executive's and the stockholder's interests are in alignment.

     Cash Bonuses. In fiscal 1997, the Board approved bonuses for the Company's executive officers. These bonuses ranged from $5,000 to $45,000 and were based on achievement of Company and individual performance goals. The Chief Executive
Officer received a bonus of $45,000.   Although such bonuses were accrued in
fiscal 1997, they were paid in January 1998. The Board also awarded a special sales incentive bonus to one executive officer during 1997.

     Profit Sharing. In fiscal 1996, the Board of Directors approved a profit sharing program which provides that 4% of the Company's pre-tax profit will be distributed to all employees of the Company. The amount received by each employee is determined based on the proportion of the Company's overall payroll represented by each such employee's compensation.

     Other elements of executive compensation include Company-wide medical and life insurance benefits and the ability to defer compensation pursuant to a 401(k) plan. The Company matches annual contributions under the 401(k) plan up to a maximum of $1,500. The maximum amount of the matching contribution was increased to $2,000 for fiscal 1998.

     The Company's Chief Executive Officer does not receive any other special or additional compensation other than as described above.

     The Committee has considered the potential impact of Section 162(m) of the Code, and the regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. Since the cash compensation of each of the Named Executive Officers is below the $1 million threshold and the Committee believes that any options granted under the Option Plan will meet the requirements of being performance-based, the Committee believes that the Section will not reduce the tax deduction available to the Company. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                         Compensation Committee of the Board of Directors

                         Irwin Federman
                         Robert J. Loarie
                         T. Peter Thomas

COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

     The following graph sets forth the Company's total cumulative stockholder return compared to the Standard & Poor's 500 Index and the Standard & Poor's Semiconductor Index for the period July 28, 1995 (the date of the Company's initial public offering) through December 31, 1997. Total stockholder return assumes $100 invested at the beginning of the period in the Common Stock of the Company, the stocks represented in the Standard & Poor's 500 Index and the stocks represented in the Standard & Poor's Semiconductor Index, respectively. Total return also assumes reinvestment of dividends; the Company has paid no dividends on its Common Stock.

     Historical stock price performance should not be relied upon as indicative of future stock price performance.

                        [PERFORMANCE GRAPH APPEARS HERE]

                                     TELCOM         S&P             S&P
                                  SEMICONDUCTOR  500 INDEX  SEMICONDUCTOR INDEX
                                  -------------  ---------  -------------------
07/28/95                                   $100       $100                 $100
09/31/95                                     82        104                   97
12/31/96                                     52        110                   75
03/31/96                                     37        117                   71
06/30/96                                     37        121                   82
09/30/96                                     34        125                  103
12/31/96                                     29        138                  136
03/31/97
06/30/97
09/30/97
12/31/97

                              CERTAIN TRANSACTIONS

     In November 1995, the Company entered into certain agreements with IC WORKS, Inc., a privately-held company located in San Jose, California. Pursuant to such agreements, the Company purchased $3.0 million of preferred stock of IC WORKS and provided $10.0 million in capital equipment. In return for this investment, the Company received a guarantee of submicron wafer capacity for a period of five years. The shortage of wafer capacity projected in late 1995 has diminished and since late 1995, substantial foundry capacity has been available worldwide while overall demand has not increased proportionately. Consequently, wafer pricing has decreased dramatically, which has changed the economic viability of the foundry business in which the Company invested. As a result, in 1997, the Company recorded a loss of $8.3 million on its foundry investment which consists of a $3.0 million write down of the preferred stock, a loss on the sale of the equipment of $5.2 million, and $0.1 million of costs associated with prepayment penalties on financing of the equipment and legal fees. In the fourth quarter of 1997, the Company sold the $10.4 million of equipment at IC WORKS for $5.2 million and invested an additional $1.5 million in preferred stock of IC WORKS. This agreement terminates the Company's operating agreement with IC WORKS and its wafer production arrangement was amended to allow the Company to purchase wafers for a period of time prior to finding an alternative supplier, up to April 1998. From 1995 through 1997, Irwin Federman and Peter Thomas were directors of the Company and of IC WORKS. In addition, venture capital funds affiliated with Messrs. Federman and Thomas are principal shareholders of IC WORKS.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of filings under Section 16(a) of the Securities Exchange Act of 1934, as amended, received by it, or written representations from certain reporting persons, the Company believes that during fiscal 1997 all Section 16 filing requirements were met, except that Michael O'Malley filed two (2) late Forms 4.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors of the Company may recommend.

                              THE BOARD OF DIRECTORS


Mountain View, California
March 11, 1998

                                   APPENDIX A

                   DESCRIPTION OF THE 1994 STOCK OPTION PLAN

     General. The Company's 1994 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors and approved by the stockholders in February 1994. The Option Plan authorizes the Board, or one or more committees which the Board may appoint from among its members (the "Committee"), to grant stock options. Prior to the proposed amendment to the Option Plan to be voted on at the Annual Meeting, a total of 3,300,000 shares of Common Stock has been reserved for issuance under the Option Plan. Options granted under the Option Plan may be either "incentive stock options" as defined in Section 422 of the Code, or nonstatutory stock options, as determined by the Board or the Committee.

     Purpose. The general purpose of the Option Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of the Company's business.

     Administration. The Option Plan may be administered by the Board or the Committee. Subject to the other provisions of the Option Plan, the Board has the authority to: (i) determine the fair market value of the stock; (ii) approve forms of agreement for use under the Plan; (iii) select the persons to whom options are to be granted; (iv) determine the number of shares to be made subject to each option; (v) determine whether and to what extent options are to be granted; (vi) prescribe the terms and conditions of each option (including the exercise price, whether an option will be classified as an incentive stock option or a nonstatutory option and the provisions of the stock option or stock purchase agreement to be entered into between the Company and the grantee); and
(vii) reduce the exercise price of an option to the then current fair market value. All decisions, interpretations and other actions of the Committee shall be final and binding on all holders of options and on all persons deriving their rights therefrom.

     Eligibility. The Option Plan provides that options may be granted to the Company's Employees and Consultants (as such terms are defined in the Option
Plan). Incentive stock options may be granted only to Employees. Any optionee who owns more than 10% of the combined voting power of all classes of outstanding stock of the Company (a "10% Stockholder") is not eligible for the grant of an option unless the exercise price of the option is at least 110% of the fair market value of the Common Stock on the date of grant.

     Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written stock option agreement between the optionee and the Company and is subject to the following terms and conditions:

     (a) Exercise Price. The Board or Committee determines the exercise price of options to purchase shares of Common Stock at the time the options are granted. However, excluding options issued to 10% Stockholders, the exercise price under an incentive stock option must not be less than 100% of the fair market value of the Common Stock on the date the option is granted and the exercise price of a nonstatutory stock option must not be less than 85% of the fair market value of the Common Stock on the date the option is granted. Generally, the fair market value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on The Nasdaq National Market on the last market trading day prior to the date of determination.

     (b) Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement and generally may be made by cash, check, promissory note, other shares of Common Stock of the Company owned by the optionee, delivery of an exercise notice together with irrevocable instructions to a broker to deliver the exercise price to the Company from the sale or loan proceeds, reduction in the amount of any Company liability to the optionee, authorization for the Company to retain the number of shares having a fair market value on the date of exercise equal to the exercise price, or by a combination thereof.

     (c) Exercise of the Option. Each stock option agreement will specify the term of the option and the date when the option is to become exercisable. However, in no event shall an option granted under the Option Plan be exercised more than ten ( 10) years after the date of grant. Moreover, in the case of an incentive stock option granted to a 10% Stockholder, the term of the option shall be for no more than five (5) years from the date of grant.

     (d) Termination of Employment. If an optionee's employment terminates for any reason (other than death or permanent disability), the optionee may exercise his or her option, but only within such period of time as is determined by the Board or Committee at the time of grant (such period not to exceed ninety (90) days in the case of an Incentive Stock Option) from the date of such termination, and only to the extent that the optionee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such option as set forth in the option agreement). To the extent that the optionee was not entitled to exercise an option at the date of such termination, and to the extent that the optionee does not exercise such option (to the extent otherwise so entitled) within the time permitted, the option shall terminate.

     (e) Permanent Disability. If an employee is unable to continue employment with the Company as a result of disability, then all options held by such optionee under the Option Plan shall expire upon the earlier of (i) six (6) months after the date of termination of the optionee's employment or (ii) the expiration date of the option. However, if such disability is not a disability as defined in Section 22(e)(3) of the Code, then any incentive stock options shall convert into nonstatutory stock options after three (3) months. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

     (f) Death. If an optionee dies while employed by the Company, his or her option shall expire upon the earlier of (i) twelve (12) months after the optionee's death or (ii) the expiration date of the option. The executor or other legal representative of the optionee may exercise all or part of the optionee's option at any time before such expiration to the extent that such option was exercisable at the time of death.

     (g) Termination of Options. Each stock option agreement will specify the term of the option and the date when all or any installment of the option is to become exercisable. Notwithstanding the foregoing, however, the term of any incentive stock option shall not exceed ten (10) years from the date of grant. No options may be exercised by any person after the expiration of its term.

     (h) Nontransferability of Options. During an optionee's lifetime, his or her option(s) shall be exercisable only by the optionee and shall not be transferable other than by will or laws of descent and distribution.

     (i) Value Limitation. If the aggregate fair market value of all shares of Common Stock subject to an optionee's incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonstatutory options.


     (j) Rule 162(m) Limitation. The Option Plan provides that no employee shall be granted, in any fiscal year of the Company, options to purchase more than 250,000 shares of Common Stock.

     Stock Withholding. The administrator may allow optionees to satisfy their withholding obligations by electing to have a certain number of shares of stock withheld by the Company which would otherwise be received pursuant to the exercise of the option.

     Adjustment Upon Change in Capitalization, Change in Control. In the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, recapitalization or other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Option Plan, the number of shares of stock subject to any option or right outstanding under the Option Plan, and the exercise price of any such outstanding option or right.
Any such adjustment will be made by the Board, whose determination shall be conclusive.

     In connection with any merger, consolidation, acquisition of assets or like event involving the Company, each outstanding option and right may be assumed or an equivalent option or right substituted by a successor corporation. If the successor corporation does not assume the options or substitute substantially equivalent options, the option will terminate.

     Amendments, Suspensions and Termination of the Option Plan. The Board may amend, suspend or terminate the Option Plan at any time; provided, however, that stockholder approval is required for any amendment to the extent necessary to comply with Rule 16b-3 promulgated under the Exchange Act or Section 422 of the Code, or any similar rule or statute. In any event, the Option Plan will terminate automatically in 2004.

     Federal Tax Information for Option Plan. Options granted under the Option Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory options.

     An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two (2) years after grant of the option and one (1) year after exercising the option, any gain or loss will be treated as long term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% Stockholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

     All options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

     The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE OPTIONEE AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE OPTION PLAN, DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE OPTIONEE'S DEATH OR THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH AN OPTIONEE MAY RESIDE.

     Option Plan Benefits. The Company is unable to predict the amount of benefits that will be received by or allocated to any particular participant under the Option Plan. The following table sets forth the dollar amount and the number of shares granted under the Option Plan during the last fiscal year to
(i) each of the Company's Named Executive Officers, (ii) all executive officers as a group, (iii) all non-employee directors as a group and (iv) all employees other than executive officers as a group:

                           OPTION PLAN BENEFITS TABLE

                                                              Number of        Value of
Name                                                        Shares Granted  Shares Granted (1)
-------------------------------------------------------     --------------  ------------------

Phillip M. Drayer.......................................            ---                ---
Gary P. Pinelli.........................................            ---                ---
R. Michael O'Malley.....................................         10,000         $   78,750
Edward D. Mitchell......................................         67,500            392,813
Kenneth J. Rose.........................................         22,400            151,650
Donald R. Herman........................................         42,000            189,813
All executive officers as a group (9 persons)...........        361,900          2,545,526
All non-employee directors as a group (3 persons).......            ---                ---
All employees other than executive officers as a group..        637,843          4,621,438
---------------

(1) The dollar value of option grants under the Option Plan was computed by multiplying the number of shares granted times the exercise price of the option. All options granted under the Option Plan were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.

                                   APPENDIX B

                DESCRIPTION OF THE EMPLOYEE STOCK PURCHASE PLAN

     General. The Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in June 1995 and by the stockholders in June 1995. Prior to the proposed amendment to the Purchase Plan to be voted on at the Annual Meeting, a total of 400,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The purpose of the Purchase Plan is to provide employees with an opportunity to purchase Common Stock of the Company through payroll deductions. The Purchase Plan is implemented by offering periods lasting for two (2) years, with a new offering period commencing every six (6) months.

     Administration. The Purchase Plan may be administered by the Board or a committee appointed by the Board. All questions of interpretation or application of the Purchase Plan are determined by the Board of Directors or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

     Eligibility. Each employee of the Company (including officers), who works at least 20 hours per week and has been employed by the Company for at least five (5) months in any calendar year, is eligible to participate in an offering period, subject to certain limitations imposed by Section 423(b) of the Code and limitations on stock ownership as set forth in the Purchase Plan. Eligible employees become participants in the Purchase Plan by filing with the Company a subscription agreement authorizing payroll deductions prior to the beginning of each Offering Period (as defined below) unless a later time for filing the subscription agreement has been set by the Board.

     Participation in an Offering. The Purchase Plan has consecutive, overlapping two (2) year offering periods (an "Offering Period"). Each two (2) year Offering Period consists of four six month purchase periods (a "Purchase Period"). The Board may change the duration of the Offering Periods. To participate in the Purchase Plan, each eligible employee must authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed 10% of a participant's compensation. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Purchase Plan or the employee's employment with the Company terminates. At the beginning of each Offering Period, each participant is automatically granted an option to purchase shares of the Company's Common Stock. The option expires at the end of the Offering Period or upon termination of employment, whichever is earlier, but is exercised at the end of each Purchase Period to the extent of the payroll deductions accumulated during such Purchase Period. The number of shares subject to the option may not exceed a number determined by dividing $12,500 by the fair market value of the Common Stock on the first day of the Purchase Period.

     Purchase Price, Shares Purchased. Shares of Common Stock may be purchased under the Purchase Plan at a price not less than 85% of the lesser of the fair market value of the Common Stock on (i) the first day of the Offering Period or
(ii) the last day of Purchase Period. The "fair market value" of the Common Stock on any relevant date will be the closing price per share as reported on The Nasdaq National Market (or the mean of the closing bid and asked prices, if no sales were reported) as quoted on such exchange or reported in The Wall Street Journal. The number of shares of Common Stock a participant purchases in each Purchase Period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that Purchase Period by the purchase price.

     Termination of Employment. Termination of a participant's employment for any reason, including disability or death, or the failure of the participant to remain in the continuous scheduled employ of the Company for at least 20 hours per week, cancels his or her option and participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan.

     Adjustment Upon Change in Capitalization, Change in Control. In the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other change in the capital structure of the Company, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Purchase Plan, the number and class of shares of stock subject to options outstanding under the Purchase Plan, and the exercise price of any such outstanding options. Any such adjustment shall be made by the Board, whose determination shall be conclusive. Notwithstanding the above, in connection with any merger or acquisition of assets involving the Company, each outstanding option shall be assumed or an equivalent option substituted by a successor corporation unless the Board determines, in its sole discretion, to shorten the Offering Period then in progress or to cancel each outstanding right to purchase and refund all sums collected from participants during the Offering Period then in progress.

     Amendment and Termination of the Plan. The Board of Directors may at any time terminate or amend the Purchase Plan. An Offering Period may be terminated by the Board of Directors at the end of any Purchase Period if the Board determines that termination of the Purchase Plan is in the best interests of the Company and its stockholders. No amendment shall be effective unless it is approved by the holders of a majority of the votes cast at a duly held stockholders' meeting, if such amendment would require stockholder approval in order to comply with Rule 16b-3 under the Exchange Act or Section 423 of the Code. The Purchase Plan will terminate in 2005.

     Withdrawal. Generally, a participant may withdraw from an Offering Period at any time without affecting his or her eligibility to participate in future Offering Periods. However, once a participant withdraws from a particular offering, that participant may not participate again in the same offering.

     Federal Tax Information for Purchase Plan. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two (2) years from the first day of the Offering Period or more than one (1) year from the date of transfer of the stock to the participant, then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the Offering Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon, a sale or disposition of shares prior to the expiration of the holding period (s) described above.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANT AND THE COMPANY WITH RESPECT TO THE SHARES PURCHASED UNDER THE PURCHASE PLAN. REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THE SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE INCOME TAX LAWS OF ANY STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

     Purchase Plan Activity. Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Nonemployee directors are not eligible to participate in the Purchase Plan. The following table sets forth certain information regarding shares purchased under the Purchase Plan during the Company's last fiscal year by each of the Named Executive Officers, all current executive officers as a group and all employees (excluding the executive officers) as a group:


                                                                                Number of Shares
Name                                                  Dollar Value (1)              Purchased
-----------------------------------------------      ----------------  ---------------------------------

Phillip M. Drayer..............................                 ---                ---
Gary P. Pinelli................................                 ---                ---
R. Michael O'Malley............................             $30,549              4,413
Edward D. Mitchell.............................                 ---                ---
Kenneth J. Rose................................              19,354              2,779
Donald R. Herman...............................               7,914              1,005
All executive officers as a group (9 persons)..              57,817              8,197
All other employees (excluding executive officers)
  as a group...................................           1,292,899            202,001
---------------

(1) Represents the market value of the shares on the date of purchase. The purchase price paid by each participant in the Purchase Plan is 15% below the lower of the fair market value of the Common Stock on the (i) first day or (ii) last day of the applicable purchase period.

--------------------------------------------------------------------------------
                         TELCOM SEMICONDUCTOR, INC.
                                    PROXY
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Phillip M. Drayer and R. Michael O'Malley, jointly and severally, proxies with full power of substitution, to vote all shares of Common Stock of TelCom Semiconductor, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company's offices located at 1300 Terra Bella Avenue, Mountain View, California, on Thursday, April 16, 1998 at 2:00 p.m., local time, or any adjournment thereof. The proxies are being directed to vote as specified on the reverse side hereof or, if no specification is made, FOR the election of directors, FOR the proposal to amend the Company's 1994 Stock Option Plan, FOR the proposal to amend the Company's Employee Stock Purchase Plan, FOR the appointment of Price Waterhouse LLP as independent accountants and in accordance with their discretion on such other matters that may properly come before the meeting.

              THE DIRECTORS RECOMMEND A FOR VOTE ON EACH ITEM.

                (Continued and to be signed on reverse side)


--------------------------------------------------------------------------------
                           -FOLD AND DETACH HERE-

-------------------------------------------------------------------------------------------------------------------------
                                                                                                          Please mark [X]
                                                                                                           your votes
                                                                                                          as indicated


                                                                                                        FOR  AGAINST  ABSTAIN
1. ELECTION OF DIRECTORS                      2. Proposal to amend the Company's 1994 Stock Option      [ ]    [ ]      [ ]
                                                 Plan to increase the number of shares reserved for
                                                 issuance thereunder by 1,000,000 shares.
FOR all nominees     WITHHOLD AUTHORITY
listed (except as        to vote for          3. Proposal to amend the Company's Employee Stock         [ ]    [ ]      [ ]
   withheld)           nominees listed           Purchase Plan to increase the number of shares
      [ ]                   [ ]                  reserved thereunder by 500,000 shares.

(Instructions: To withhold authority to       4. Proposal to ratify the appointment of Price            [ ]    [ ]      [ ]
vote for any individual nominee, strike that     Waterhouse LLP as independent accountants
nominee's name below.)                           for the 1998 fiscal year.

                                                                                        I plan to attend the meeting.   [ ]



Signature(s)____________________________________________________________      Dated______________________,  1999
(Signature(s) must be exactly as name(s) appear on this proxy.) (If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the name of more than one person, each should sign the proxy.)
----------------------------------------------------------------------------------------------------------------------------------
                                                      -FOLD AND DETACH HERE-
